 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Southern National Bancorp of Virginia, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-166511 on Form S-8 of Southern National Bancorp of Virginia, Inc. (the Company) of our report dated April 16, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which appears in the December 31, 2011 annual report on Form 10-K .

Our report dated April 16, 2012 states that the consolidated financial statements of the Company as of December 31, 2010 and 2009, were audited by other auditors whose report dated March 15, 2011, expressed an unqualified opinion on those statements, before the restatement described in note 2 to the consolidated financial statements.

Our report dated April 16, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that describes a material weakness related to the design and operating effectiveness of management’s controls over the review and assessment of the accounting for non-routine transactions .

/s/ KPMG LLP

McLean, Virginia
April 16, 2012